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                     December 4, 2020

       Brian Judkins, Esq.
       Vice President, Legal
       Chemed Corporation
       255 E. Fifth Street, Suite 2600
       Cincinnati, Ohio 45202

                                                        Re: Chemed Corporation
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Filed February 26,
2020
                                                            File No. 001-08351

       Dear Mr. Judkins:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences